Exhibit 99.1

MEDTOX Scientific, Inc. Fourth Quarter and Year-End Conference Call
March, 6, 2003

Kevin Wiersma:

Good morning everyone. I’m Kevin Wiersma, Chief Operating Officer of our laboratory services division and CFO of the Company. Welcome to our year-end conference call. Joining us this morning for our call is Jim Schoonover, our Chief Marketing Officer, and Dick Braun, CEO of MEDTOX.

Dick will cover highlights of 2002 in just a few moments, but first I’d like to read our disclaimer language and set the agenda for the call.

Forward-looking statements in our conference call today are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in a listen-only mode, and we also want to welcome those listeners who have accessed this morning’s call via the internet. Following our prepared remarks, we will have a Q & A session that is accessible to institutional investors and qualified financial analysts.

We look forward to answering your questions. At this point, I am pleased to introduce Dick Braun, CEO of MEDTOX

Dick Braun:

Thank you, Kevin. Our operating results for calendar 2002 were acceptable considering economic conditions. We achieved year-over-year revenue growth of 6%, generated operating income of $3.0 million, and continued to invest in key areas of our business. This was accomplished in one of the worst labor markets since World War II. Based largely on reduced sample volume from existing laboratory drugs of abuse clients, we fell short of our consolidated revenue growth goals. However, our diversification initiatives mitigated the negative impact of lower pre-employment drug screening volume and revenue from our existing clients. Specialty lab testing revenue increased 22% to $12.4 million in 2002. We recorded our fifth consecutive year of double-digit growth within our diagnostic business segment. The Diagnostic Segment also produced record operating income of $1.7 million, a very attractive 14% operating income margin. Diversification plans put into place 4 years ago are producing positive results. In 1999, Specialty Lab Testing and Diagnostics accounted for $10.8 million, or 30% of revenues and in 2002 they accounted for $24.7 million, or 48% of total revenues-a 43% average annual increase over three years.

The economic uncertainty and impending threat of war have had an undeniably negative impact on our financial performance. The labor market is likely to continue to be a drag on our operating results for a number of quarters, yet we are as confident as ever in our ability to grow the top line and maintain profitability through this challenging economic environment.

We have recently been questioned by investors and shareholders regarding the impact that the labor market and the economy have on our operations. The current negative financial impact is all too obvious. What are not as obvious are the longer-term ramifications. There are significant positive signs for MEDTOX that are emerging from the down economy and the tight labor market.

o	The current labor market is eliminating laboratory competitors that cannot operate profitably through the lagging economy. An indication of this can be seen in the decline of the number of federally certified drugs of abuse labs– a figure that has dropped from nearly 100 during the1990s to 55 today. Out of these 55, our two largest competitors, LabCorp and Quest, own 10 of the lab locations. A recent industry publication, The Dark Report, suggested that they are both quietly de-emphasizing laboratory drug screening. The article is available through our web site. Additionally, we estimate that out of the remaining 44 competitors, there are just 3 to 4 that can compete with us in terms of service and value on a national basis.

o	We also see competitors in the Diagnostic drugs of abuse business struggling. Most are small, and many of them were unable to achieve profitability during 2002, and may require additional capital which will be difficult for them to raise in this economic environment. We are also seeing from these competitors a general response of lowering their prices in an effort to increase sales. We believe that combining lower prices, which results in lower gross margins, with a need to raise capital will not be a sustainable business model during difficult economic times. The negative impact of the economy in this sector has not only been limited to small competitors. In February of 2003, Roche Diagnostics exited the point of collection drugs of abuse market sector based on diminished sales and profitability.

o	Current conditions also create a higher barrier to potential new entrants to the drug testing market

We have proven our ability to generate operating income and positive cash flow in this business, despite the economy and labor market. In contrast, the down economy has exposed the weaknesses of many of our competitors, and we expect to be a recipient of market share that our competitors, large and small, leave behind. We see this playing out during 2003 and 2004.

Throughout 2002 we continued to reinvest in our business by strengthening our sales force, expanding the diagnostic business and implementing a number of new R & D initiatives. We continue to actively pursue opportunities within our specialty lab business, and have committed significant time and resources in building our pediatric lead testing operations. In 2002 we added 600 new physician and clinic lead testing accounts. We believe the minimally invasive nature of our proprietary filter paper testing procedure is also applicable to expanded test offerings from our clinical laboratory. In 2003, this will be a major focus of our laboratory R&D group.

We continue to see positive results from our internal sales force. In 2002, they opened more than 2,600 new lab accounts and nearly 1,600 new diagnostic clients were added during the year. This momentum of new business mitigates the loss of revenue from existing clients. While these new accounts bring with them the potential for current and future revenue growth, they also increase current-period costs for sales, account set up and increased service requirements. Our attrition rate for existing clients has not changed appreciably over the last three years. What has changed is a lower sample volume and revenue generated from our existing clients due to economic conditions. An additional dollar of revenue from an existing client is worth more on a margin basis to us than a dollar of revenue from adding a new client. This is attributable to the high fixed cost nature of our business, but it also points out the cyclical opportunity of any economic recovery.

At this point, Kevin will cover the specific financial results for the quarter and for the year.

Kevin…………….

Kevin Wiersma:

Thank you, Dick………Before the market opened this morning, we issued our news release covering the results for the fourth quarter and for the year.

For the fourth quarter, revenues were $12.1 million, down 1.7% from $12.3 million last year. We incurred a net loss of ($443,000) or ($0.09) per share, as compared to net income of $310,000, or $0.06 cents per diluted share last-year.

For the full year, revenues increased 6% to $52 million compared to $49.1 million in 2001. Net income, which includes a $10.8 million dollar tax benefit, was $12.4 million, or $2.47 cents per diluted share compared to $2.5 million or $0.54 per diluted share last year.

Here are some details regarding the quarter and the year.

In our lab business, fourth quarter revenues were $9.2 million, about even with the fourth quarter of last year. Lower testing volume from our existing occupational health clients was largely offset by the Company’s continued success in acquiring new clients, gaining market share, and by an increase in revenue from specialty laboratory testing services. For the full year, our lab business grew 4.4% to $39.7 million.

In our POC diagnostics business, fourth quarter revenues were $2.9 million, down 6.4% from last year. The decrease was due to lower contract manufacturing sales and lower sales of our agricultural diagnostic products. POC diagnostics represented 24% of our total business in the fourth quarter.

For the full year, POC diagnostic revenues increased 11.3%, to $12.4 million, or 23.7% of our consolidated revenues, up from 22.6% of our total last year.

Taking a look at gross margin, our lab business operated at a 28.4% margin in the fourth quarter, compared to a 33% margin last year. The decrease in our gross margin was primarily impacted by two factors. First, the quarter had one additional production day as compared to the fourth quarter last year, resulting in the same level of revenue generated over one additional day of costs. Second, specimen collection fees were higher than anticipated. We have taken action to lower these fees and adjusted client pricing where necessary, and we expect to realize the benefit of these actions beginning late in the first quarter. The laboratory margin for the full year was 32.5%, up 59 basis points from the 31.9% margin in our lab business last year.

POC diagnostic margins were 61.3% in the fourth quarter, fairly consistent with the recent quarters, but down from last year’s 71.5%, which was driven primarily by favorable product mix and favorable manufacturing variances. For the full year, POC diagnostic margins were 62.1%, compared to 66.1% last year.

Our overall gross margin for the full year was 39.5%, about even with our overall gross margin last year.

On the expense side, total operating expenses were 36.9% in the quarter, down from 37.2% last year. For the full year, our operating expense ratio was 33.7%, up from the 32.1% we recorded last year. The increase reflects our additional investments in our sales and marketing efforts and in building our client service support for clinical trials services.

Total operating expenses have been running between 4.5 to 4.6 million per quarter. We anticipate that operating expenses would continue at comparable levels, with only a modest increase anticipated during 2003.

Our fourth quarter net loss was $443,000 or 9 cents per share, compared to a net income of 6 cents per diluted share last-year.

For the full year, net income was $12.4 million, or 2.47 cents per diluted share, compared to net income of $2.5 million that we reported last year.

This concludes our review of the Company’s financial performance. I will now turn it back to Dick for some concluding remarks.

Dick Braun:

Looking forward, we believe that 2003 will be a solid year for MEDTOX. We will be intensely focused on execution during this year. A significant 2002 initiative was the introduction of six sigma to MEDTOX. Our first project, analyzing sample flow in our drugs of abuse lab, has been completed and is undergoing implementation with an expected increase of 15% throughput utilizing our existing infrastructure. We will expand six sigma throughout MEDTOX in 2003 and will be training an additional 5 black belts during the year.

Based on the negative impact that the economy has had on our revenues and margins, we are mindful of our cost structure, and we continue to look for ways to lower our break-even point and increase gross margins. Therefore, we have begun to take actions that will reduce our staffing and operating expenses, while maintaining the high level of service that we provide to our clients. We will report back to you the results of these initiatives at the end of the first quarter. We also believe we will benefit from market consolidation and any upturn in the labor market. In the meantime, we will continue to diversify by expanding our diagnostic and specialty service offerings. We are comfortable that we are well-positioned within markets that offer a great deal of upside, and that we have established a solid base for continuing our profitable growth.

Again, thank you for joining us today. We would be pleased to answer questions at this time.

Dick Braun closing remarks:

We see significant opportunity on the horizon for MEDTOX. Our objectives for 2003 relate to the strategic focus that we have maintained for the last several years. We will look to grow the top lines within all of our business segments while adding additional streams of revenue. We will maintain a focus on managing expenses and pursuing additional operational efficiencies. We will invest strategically in R&D, leveraging our experience, personnel, technology and equipment. We are confident that such focus will bring rewards for our shareholders and employees going forward, and we are excited about the challenges and opportunities that lie before us. Again, thank you for joining us on the call this morning, and we look forward to speaking with you again when we announce our first quarter results.